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                                                           EXHIBIT 23


                 INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Registration Statement Nos. 333-47355 and 333-93401 on Form S-3 and Registration Statement Nos. 333-10149, 333-10157, 333-11037, 333-13187, 333-56607, 333-67619, 333-80775,
333-40530, 333-46512, 333-46514, 333-85180 and 333-109674 on Form S-8 of The
Dial Corporation of our report dated March 2, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets with indefinite lives as required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which was effective January 1, 2002) appearing in this Annual Report on Form 10-K of The Dial Corporation for the year ended December 31, 2003.



/s/ Deloitte & Touche
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Deloitte & Touche
Phoenix, Arizona
March 9, 2004